EXHIBIT 21.1

List of Subsidiaries

	Jurisdiction
Subsidiary	of Organization	Ownership
SINA.com Online	United States of America	100%
Rich Sight Investment Limited	Hong Kong	100%
SINA.com (Hong Kong) Limited	Hong Kong	100%
Magic King Assets Ltd.	British Virgin Islands	100%
Memestar Limited	British Virgin Islands	100%
Crillion Corp.	British Virgin Islands	100%
Bravado Investments Limited	British Virgin Islands	100%
Davidhill Capital Inc.	British Virgin Islands	100%
Beijing SINA Information Technology Co., Ltd.	People’s Republic of China	99.35%
Beijing SINA Internet Technology Service Co., Ltd.	People’s Republic of China	100%
Beijing New Media Information Technology Co., Ltd.	People’s Republic of China	100%
Beijing Sina Interactive Game Technology Co.Ltd.	People’s Republic of China	100%
Beijing Davidhill Internet Technology Co., Ltd.	People’s Republic of China	100%
Star-Village Internet Technology (Beijing) Co. Ltd.	People’s Republic of China	100%
SINA.com Technology (China) Co. Ltd.	People’s Republic of China	100%
Shanghai SINA Online Information Technology Co., Ltd.	People’s Republic of China	100%
Shanghai SINA Information Technology Co. Ltd.	People’s Republic of China	100%
Shanghai SINA Technology Service Co. Ltd.	People’s Republic of China	100%
Shanghai Xinwang Computer Technology Co. Ltd.	People’s Republic of China	100%
Fayco Network Technology Development (Shenzhen) Co. Ltd.	People’s Republic of China	100%